As filed with the Securities and Exchange Commission on July 6, 2007. Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of	75-2379388 (I.R.S. Employer Identification No.)
incorporation or organization)
1105 Peters Road, Harvey, Louisiana 70058
(Address, including zip code, of principal executive offices)
Superior Energy Services, Inc. 2007 Employee Stock Purchase Plan
(Full title of the plan)
Robert S. Taylor
Chief Financial Officer, Executive Vice President and Treasurer
Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share	price	registration fee
Common Stock ($.001 par value per share)	1,000,000 shares	$40.01 (2)	$40,010,000 (2)	$1,229

(1)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the New York Stock Exchange on June 29, 2007.

PART I
Not Applicable.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Superior Energy Services, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
     (a) The Company’s latest annual report on Form 10-K for the fiscal year ended December 31, 2006;
     (b) All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a);
     (c) The description of the Common Stock of the Company included in its Registration Statement on Form 8-A/A filed May 3, 2001;
     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Our certificate of incorporation contains provisions eliminating the personal liability of our directors and stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, our certificate of incorporation provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.
     Our certificate of incorporation also requires us to indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors, officers, employees and agents.
     Under Section 9 of our bylaws, we are required to defend and indemnify each person who is involved in any threatened or actual claim, action or proceeding by reason of the fact that such person is or was a director or officer or serving in a similar position with respect to another entity at our request if (a) the director or officer is successful in defending the claim on its merits or otherwise or (b) the director or officer meets the standard of conduct described in Section 9 of our bylaws. However, the director or officer is not entitled to indemnification if (i) the claim is brought by the director or officer against us or (ii) the claim is brought by the director or officer as a derivative action by us or in our right, and the action has not been authorized by our board of directors. The rights conferred by Section 9 of our bylaws are contractual rights and include the right to be paid expenses incurred in defending the action, suit or proceeding in advance of its final disposition.
     In addition, we have entered into an indemnity agreement with each of our directors pursuant to which we have agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that we will indemnify the directors or officers, as applicable, and certain key executive officers, against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving them by reason of their position as a director or officer, as applicable, that are in excess of the coverage provided by such insurance (provided that the director or officer meets certain standards of conduct). Under the indemnity agreements, we are not required to purchase and maintain directors’ and officers’ liability insurance if our board of directors unanimously determines in good faith that there is insufficient benefit to us from the insurance.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of KPMG LLP

23.2	Consent of DeGolyer and MacNaughton

23.3	Consent of Grant Thornton LLP

23.4	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. is included in their opinion filed as Exhibit 5.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range

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may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harvey, State of Louisiana, on July 6, 2007.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ Terence E. Hall
Terence E. Hall
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Terence E. Hall and Robert S. Taylor, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terence E. Hall Terence E. Hall	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 6, 2007

/s/ Robert S. Taylor Robert S. Taylor	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 6, 2007

/s/ Harold J. Bouillion Harold J. Bouillion	Director	June 27, 2007

/s/ Enoch L. Dawkins Enoch L. Dawkins	Director	June 28, 2007

/s/ James M. Funk James M. Funk	Director	July 6, 2007

/s/ Ernest E. “Wyn” Howard, III Ernest E. “Wyn” Howard, III	Director	July 6, 2007

/s/ Richard A. Pattarozzi Richard A. Pattarozzi	Director	July 2, 2007

/s/ Justin L. Sullivan Justin L. Sullivan	Director	July 6, 2007

Exhibit Index

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of KPMG LLP

23.2	Consent of DeGolyer and MacNaughton

23.3	Consent of Grant Thornton LLP

23.4	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. is included in their opinion filed as Exhibit 5.